Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Nobilis Health Corp. of our report dated March 12, 2018 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Nobilis Health Corp. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Dallas, Texas

May 1, 2018